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                                                                       Exhibit 2


FOR IMMEDIATE RELEASE

Contact:          Gerald D. Stethem
                  Senior Vice President & Chief Financial Officer
                  NCS HealthCare, Inc.
                  216-378-6808


               NCS HEALTHCARE RECOMMENDS THAT STOCKHOLDERS REJECT
                             OMNICARE'S TENDER OFFER

Beachwood, Ohio - (August 20, 2002) NCS HealthCare, Inc. (NCSS.OB) announced today that its board of directors, after careful consideration, has determined that Omnicare, Inc.'s (NYSE: OCR) August 8, 2002 $3.50 per share unsolicited cash tender offer for all outstanding NCS Class A and Class B shares is not in the best interests of NCS stakeholders.

ACCORDINGLY, THE NCS BOARD RECOMMENDS THAT STOCKHOLDERS REJECT THE OMNICARE OFFER AND NOT TENDER THEIR SHARES IN THE OFFER.

The NCS board's determination that the Omnicare offer is not in the best interests of NCS stakeholders was based on a number of factors including, among others:

- THE OMNICARE OFFER IS HIGHLY CONDITIONAL. The Omnicare offer is subject to numerous conditions, many of which cannot be satisfied in light of the Company's previously announced merger agreement and related contractual arrangements with Genesis Health Ventures, Inc.

- THE OMNICARE OFFER IS ILLUSORY. In view of the numerous conditions to the Omnicare offer, many of which are vague or cannot be satisfied, and the fact that Omnicare reserves the right to determine, in its sole discretion, whether these conditions have been satisfied, the NCS board believes that the Omnicare offer is illusory and may be intended primarily to disrupt the Company's merger with Genesis.

- THE GENESIS MERGER IS MORE CERTAIN. Given the tenor and results of Omnicare's previous discussions with the Company, the NCS board believes that there is a much higher certainty of consummating the Genesis transaction (which provides for a full recovery for the Company's creditors and provides significant value to NCS equity holders), thereby increasing the likelihood that value will be
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         delivered to NCS stakeholders.

- NO BINDING COMMITMENT TO DEBT HOLDERS. The Omnicare offer, in contrast to the Genesis merger, does not contain a binding commitment from Omnicare to provide a full recovery to the creditors of NCS, to whom the NCS board owes fiduciary duties.

- NO PARTICIPATION IN LONG-TERM APPRECIATION. The Omnicare offer does not provide NCS stockholders with the opportunity to participate in any long-term appreciation in the value of Omnicare.

ACCORDINGLY, THE NCS BOARD RECOMMENDS THAT HOLDERS OF NCS COMMON SHARES REJECT THE OMNICARE OFFER AND NOT TENDER THEIR SHARES PURSUANT TO THE OMNICARE OFFER.

NCS HealthCare, Inc. is a leading provider of pharmaceutical and related services to long-term care facilities, including skilled nursing centers, assisted living facilities and hospitals. NCS serves approximately 203,000 residents of long-term care facilities in 33 states and manages hospital pharmacies in 14 states.

In connection with the upcoming special meeting of stockholders relating to NCS HealthCare's proposed merger with Genesis Health Ventures, Inc. and the tender offer from Omnicare, Inc. described above, NCS HealthCare, Inc. will be filing certain materials with the Securities and Exchange Commission, including a proxy statement and a Solicitation/Recommendation Statement on Schedule 14D-9. SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of these materials when they become available, as well as other materials filed with the Securities and Exchange Commission concerning
NCS HealthCare, Inc., at the Securities and Exchange Commission's website at http://www.sec.gov. In addition, these materials and other documents may be obtained for free from NCS HealthCare, Inc. by directing a request to NCS HealthCare, Inc. at 3201 Enterprise Parkway, Suite 220, Beachwood, Ohio 44122;
Attn: Investor Relations. NCS HealthCare, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the special meeting described above. Information concerning such participants will be contained in NCS HealthCare's proxy statement relating to the proposed merger with Genesis Health Ventures, Inc. when it becomes available.


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